Exhibit 8.1

The following table sets forth the details of our principal subsidiaries and significant PRC-incorporated affiliates as of December 31, 2014:

Name	Jurisdiction of Incorporation	Legal Ownership Interest
Fortune Software (Beijing) Co., Ltd.	PRC	100%
China Finance Online (Beijing) Co., Ltd.	PRC	100%
Beijing Fuhua Innovation Technology Development Co., Ltd. *	PRC	Nil
Fortune (Beijing) Success Technology Co., Ltd.	PRC	100%
Beijing Chuangying Advisory and Investment Co., Ltd.*	PRC	Nil
Shanghai Meining Computer Software Co., Ltd.*	PRC	Nil
Zhengning Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Zhengyong Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Zhengtong Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Shanghai Chongzhi Co., Ltd.*	PRC	Nil
Fortune (Beijing) Qicheng Technology Co., Ltd.*	PRC	Nil
Shanghai Stockstar Securities Advisory and Investment Co., Ltd. *	PRC	Nil
Shenzhen Genius Information Technology Co., Ltd.	PRC	100%
Shenzhen Shangtong Software Co., Ltd. *	PRC	Nil
Shenzhen Newrand Securities Advisory and Investment Co., Ltd.*	PRC	Nil
Shanghai Stockstar Wealth Management Co., Ltd.*	PRC	Nil
Fortune (Beijing) Huiying Investment Consulting Co., Ltd.*	PRC	Nil
Zhengjin(Fujian)Precious Metals Investment Co., Ltd.*	PRC	Nil
Henghui (Tianjin) Precious Metals Management Co., Ltd. *	PRC	Nil
Zhengjin (Tianjin) Precious Metals Management Co., Ltd. *	PRC	Nil
Zhengjin (Shanghai) Precious Metals Management Co., Ltd. *	PRC	Nil
Shenzhen Tahoe Investment and Development Co., Ltd.*	PRC	Nil
iSTAR Financial Holdings Limited	BVI	85%
iSTAR International Securities Co. Limited	Hong Kong	85%
iSTAR International Futures Co. Limited	Hong Kong	85%
iSTAR International Wealth Management Co. Limited	Hong Kong	85%
iSTAR International Credit Co. Limited	Hong Kong	85%
________________
* Denotes variable interest entities or subsidiaries of variable interest entities